EXHIBIT (a)(1)(ix)

Form of

********* REPLACEMENT ********

Sirona Stock Option Exchange Program

Election Form

Employee Name:

Employee ID:

If you wish to exchange your eligible option grant, you must act by 11:59 p.m. U.S. EDT on Monday, March 30, 2009. You may change your election as often as you wish until 11:59 p.m. EDT on Monday, March 30, 2009, at which time your option election, if any, in effect at that time will become irrevocable, unless the offer is extended by Sirona Dental Systems, Inc. in its sole discretion.

•	Indicate your election for the option grant in the appropriate box (“Exchange” or “Decline”).

•	Sign and date the election form and return to Sirona Dental Systems, Inc. by one of the following methods:

•	faxing to: (718) 482-2516 or

•	mailing to: 30-30 47th Avenue, Suite 500, Long Island City, New York 11101, Attn: Investor Relations or

•	scanning and e-mailing to: optionexchangeacceptance@sirona.com

•	Election forms SHOULD NOT be returned via inter-office mail.

Questions about the Exchange Program can be directed:

•	By phone at (718) 482-2285. You will have the ability to leave a voice message on this extension.

•	By e-mail to optionexchangeacceptance@sirona.com.

Eligible Options
Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)	Exchange Ratio	Shares Subject to Replacement Option	Exchange*	Decline*
September 25, 2005					☐	☐

Note:	The exercise price of the Replacement Option will be equal to the closing price of the Company’s common stock on NASDAQ on the date the Replacement Option is granted (currently expected to be March 30, 2009).

Signature:

Date:
If neither Exchange/ Decline box is chosen, you will be considered to DECLINE the election

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